EXHIBIT 10.5

FIRST AMENDMENT TO

THE EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement effective as of May 6, 2003 (this “Amendment”) is entered into by and between AdvancePCS (the “Company”) and Yon Y. Jorden (the “Employee”).

WHEREAS, the Company and Employee (collectively, the “Parties”) entered into that certain Employment Agreement (including any Exhibits thereto) effective as of April 30, 2002 (the “Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement as further described below;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Parties hereby agree to the following:

1.	Capitalized terms used herein, unless otherwise defined herein, have the meaning ascribed to such terms in the Agreement and, except as expressly provided herein all provision of the Agreement shall remain in full force and effect.

2.	Section 4 of the Agreement is hereby amended by (i) adding the following new Subsection “(e)” and (ii) redesignating Subsection “(e)” thereof as Subsection “(f)” and Subsection “(f)” thereof as Subsection “(g)”:

(e) Certain Terminations Following Change in Control. Following a Change in Control, the Employee’s employment hereunder may also be terminated by the Company for CIC Cause (as defined in Section 5(f) of this Agreement) or by the Employee for CIC Good Reason (as defined in Section 5(f) of this Agreement).

3.	Section 5(c) of the Agreement is hereby amended in its entirety and replaced with the following:

(c) Cause. If the Employee’s employment shall be terminated (i) for Cause prior to a Change in Control or (ii) for CIC Cause on or after a Change in Control, the Company’s obligations to the Employee shall terminate other than the obligation to pay to the Employee the portion of Base Salary earned and balance of paid time off earned by Employee through the Date of Termination plus the amount of any compensation previously deferred by the Employee, if any, consistent with Company policy.

4.	Section 5 of the Agreement is hereby further amended by deleting Subsections (d)(ii), (d)(iii), (d)(iv) and (d)(v) in their entirety and adding new Subsection (d)(ii) to read as follows:

(d)(ii) Subject to any limitation imposed by law, the terms of the Company’s plans, programs and policies, or the terms of any option agreements, during the one-year period following termination of employment, the Company shall continue benefits for Employee and her family at least equal to those which would have been provided in accordance with Section 3(c) of this Agreement if the Employee’s employment had not been terminated.

5.	Section 5 of the Agreement is hereby further amended by (i) adding the following new Subsections “(e)” and “(f)” and (ii) redesignating Subsection “(e)” thereof as Subsection “(g)”:

(e) Termination Prior to or Following a Change in Control. If the Company shall consummate a Change in Control which results in the termination of Employee’s employment with the Company within one-year prior to or one-year following the consummation of the Change in Control (other than for CIC Cause or Disability and except if the Employee’s employment is terminated as a result of the Employee’s death) or if, the Employee shall terminate employment for Good Reason within one-year prior to, or CIC Good Reason within one-year following, the occurrence of a Change in Control, the Employee shall be entitled to the following payments and benefits (collectively, the “Severance Payments”) in lieu of the payments and benefits set forth in Sections 5(d)(i) and (ii) of this Agreement:

(1)	a lump-sum severance payment, in cash, equal to two times the sum of (i) the Employee’s Base Salary and the annual automobile allowance provided to the Employee by the Company pursuant to Exhibit A to this Agreement (as such allowance may have been increased), each as in effect immediately prior to the Date of Termination, or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason or CIC Good Reason, as applicable, and (ii) the Employee’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason or CIC Good Reason, as applicable;

(2)	those other obligations and benefits accrued or earned and vested (if applicable) by the Employee as of the Date of Termination;

(3)

Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Employee a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Employee for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Employee to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Employee for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Employee would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period; provided, however, that the payments contemplated by this clause (ii) shall be offset by any amounts paid to the Employee, but only with respect to the same performance award period, under any annual or long-term incentive plan in which the Employee participates;

(4)	any stock options granted to the Employee shall become fully vested; and

(5)

For the twenty-four (24) month period immediately following the Date of Termination (or such longer period as any plan, program, practice or policy may provide), the Company shall arrange to provide the Employee and the Employee’s dependents with the benefits to which Employee and the Employee’s dependents would have been entitled under Section 3(c) immediately prior to the Date of Termination or, if more favorable to the Employee, those provided to the Employee and the Employee’s dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason or CIC Good Reason, as applicable, at no greater after-tax cost to the Employee than the after-tax cost to the Employee immediately prior to such date or occurrence; provided, however, that, unless the Employee consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 5(e)(6) hereof), such benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Employee pursuant to this Section 5(e)(5) shall be reduced to the extent benefits of the same type are received by or made available to the Employee during the twenty-four (24) month period following the Employee’s termination of employment (and any such benefits received by or made available to the Employee shall be reported to the Company by the Employee); provided, however, that the Company shall reimburse the Employee for the excess, if any, of the after-tax cost of such benefits to the Employee over such after-tax cost immediately prior to the Date of Termination or, if more favorable to the Employee, the first occurrence of an event or circumstance constituting Good Reason or CIC Good Reason, as applicable.

(6)(a)	Whether or not the Employee becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the

Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(7)

The payments provided in subsections 5(e)(1), (e)(3) and (e)(6) of this Agreement shall be made not later than the fifth day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 5 of this Agreement); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Employee or, in the case of payments under Section 5(e)(6) of this Agreement, in accordance with Section 5(e)(6) of this Agreement, of the minimum amount of such payments to which the Employee is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be repaid by the Employee to the Company on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(f) Definitions. For purposes of this Section 5, the following definitions shall apply:

(i)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(ii)	“Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(iii)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(iv)	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (the “Beneficial Ownership Event”); provided, however, a Beneficial Ownership Event shall not constitute a Change in Control under this paragraph 1 if such Beneficial Ownership Event occurs in connection with the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or any parent thereof; or

(2)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or any parent thereof; or

(4)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(v)	“CIC Cause” means, following a Change in Control:

(a) any willful and material act or acts of personal dishonesty taken by the Employee at the expense of the Company, or

(b) any willful and material violation by the Employee of the Employee’s obligations under this Agreement, or

(c) the conviction of the Employee of a felony, or

(d) failure of the Employee to substantially perform her duties and responsibilities which Employee fails to cure with a reasonable period of time after receiving notice thereof;

For purposes of Section 5(f), (1) the term “willful” shall mean any act of the Employee done in bad faith or without reasonable belief that the Employee’s action was in the best interest of the Company and (2) with respect to any termination of employment pursuant to clause (a), (b) or (d) of the definition of CIC Cause contained herein, notwithstanding anything herein to the contrary, a Notice of Termination for such CIC Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board of Directors at a meeting of the Board of Directors which was called and held for the purpose of considering such termination (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Employee was guilty of conduct set forth in clause (a), (b) or (d), and specifying the particulars thereof in detail. In the event of a dispute concerning the application of this provision, no claim by the Company that CIC Cause exists shall be given effect unless the Company establishes to the Board of Directors by clear and convincing evidence that CIC Cause exists.

(vi)	“CIC Good Reason” shall mean, following a Change in Control, without the Employee’s consent:

(a) the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a significant diminution in such, or new, position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of a notice thereof given by the Employee;

(b) a material diminution in the Employee’s reporting relationship such that she would not report directly to the Company’s Chief Executive Officer or Chairman of the Board;

(c) any failure by the Company to comply with any of the provisions of Section 3, “Compensation,” of this Agreement other than an isolated and inadvertent failure not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Employee;

(d) the Employee being required to relocate to a principal place of employment more than twenty-five (25) miles from the Employee’s current principal place of employment;

(e) any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement.

(vii)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(viii)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(ix)	“Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(x)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

6.	Exhibit A of the Agreement is hereby amended by replacing the reference to “Section 5(d)” in the last sentence of paragraph 1 thereof with a reference to “Section 5(f)”.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

ADVANCEPCS

By:

Yon Y. Jorden

10